EXHIBIT 5.1

[LETTERHEAD OF VENABLE LLP]

January 14, 2004

Board of Directors
SafeNet, Inc.
4690 Millennium Drive
Belcamp, Maryland 21017

Re: Registration of Shares of Common Stock on Form S-4

Ladies and Gentlemen:

          We have acted as counsel to SafeNet, Inc., a Delaware corporation (the “Registrant”), in connection with a registration statement on Form S-4 (File No. 333-110520), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), pertaining to the registration of shares (the “Registration Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Registrant for sale in exchange for all of the issued and outstanding shares of Rainbow Technologies, Inc., a Delaware corporation (“Rainbow”), pursuant to that certain Agreement and Plan of Reorganization dated as of October 22, 2003 by and among the Registrant, Ravens Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Registrant, and Rainbow (the “Agreement”).

          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

          In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinion set forth below, and we have examined or otherwise are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

          1. an executed copy of the Registration Statement;

          2. a copy of the Certificate of Incorporation, as amended, of the Registrant, certified by the Secretary of State of the State of Delaware on January 13, 2004 (the “Charter”);

SafeNet, Inc.
January 14, 2004

          3. a copy of the Bylaws as amended, of the Registrant, as currently in effect, certified by the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Registrant (the “Bylaws”);

          4. an executed copy of the Agreement;

          5. certain resolutions of the Board of Directors of the Registrant relating to, among other things, the transactions contemplated by the Agreement, including the authorization and issuance of the Registration Shares pursuant to the terms and conditions contained in the Agreement (the “Resolutions”);

          6. a certificate of even date herewith from the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Registrant as to certain matters; and

          7. such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In our examination of documents executed or to be executed by parties other than the Registrant, its directors and officers, we have assumed that such parties had, have or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In rendering the opinions set forth below, we have assumed that the Registrant will receive, as of the time of issuance of the Registration Shares, the entire amount of the consideration contemplated by the Agreement and the Resolutions. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrant.

          Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Registration Shares pursuant to the terms and conditions of the Agreement, and (iii) receipt by the Registrant of the consideration for the Registration Shares specified in the Agreement and the Resolutions, the Registration Shares will be validly issued, fully paid and nonassessable.

SafeNet, Inc.
January 14, 2004

          This letter expresses our opinion with respect to the Delaware General Corporation Law (without regard to the principles of conflict of laws thereof) governing matters such as due organization and the authorization and issuance of stock as such law is in effect as of the date hereof, as well as the pertinent provisions of the Delaware Constitution, and reported judicial decisions interpreting such laws related to the matters set forth herein as in effect as of the date hereof. It does not extend to the securities or “blue sky” laws of any jurisdiction, to federal securities laws, to the laws of contract or to any other laws of any other jurisdiction and we do not express any opinion as to the effect of any other laws on the opinions stated herein. We assume no obligation to update the opinions set forth herein.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ VENABLE LLP